Exhibit 99.3

STANDSTILL AND VOTING AGREEMENT

THIS STANDSTILL AND VOTING AGREEMENT (this “Agreement”) is made as of October 9, 2020, by and among Zoom Telephonics, Inc., a Delaware corporation (the “Company”), Zulu Holdings LLC, a New Hampshire limited liability company (“Zulu”), and Jeremy P. Hitchcock (“Hitchcock”).  The Company, Zulu and Hitchcock are each referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Zulu and Hitchcock collectively Beneficially Own (as defined below) 37.0% and 37.2%, respectively, of the outstanding common stock of the Company;

WHEREAS, Zulu and Hitchcock may acquire up to an additional 3,543,894 shares of Company common stock from current stockholders of the Company (such acquisition, the “Purchase Transaction”);

WHEREAS, in connection with such acquisition of Company common stock, the Company has requested that Zulu and Hitchcock enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows.

AGREEMENT

1.          The Standstill Obligation.  During the Standstill Period (as defined below), without prior Independent Director Approval (as defined below), each of Zulu and Hitchcock severally agrees that such Party shall not, nor shall any such Party permit any of its controlled affiliates (as the term “affiliates” is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (collectively, Zulu, Hitchcock and their affiliates (other than the Company and its subsidiaries), the “Restricted Parties”) to effect, individually or collectively, directly or indirectly, any:

(a)          (i) transaction or series of transactions involving any Restricted Party, on the one hand, and the Company or any of its subsidiaries, on the other hand, or in which any Restricted Party has a material interest that is different from stockholders of the Company generally, and that is material to the Company; (ii) any amendment, modification, termination, enforcement or waiver of the rights of the Company or any of its subsidiaries under any agreement involving the Company or any of its subisidiaries, on the one hand, and any Restricted Party, on the other hand; or (iii) settlement or compromise of any claim or dispute involving the Company or any of its subsidiaries, on the one hand, and any Restricted Party, on the other hand;

(b)         purchase or other acquisition of more than 10.0% of the then total number of shares of outstanding Company common stock other than (i) in connection with the grant or  exercise of stock options, restricted stock or similar equity-related incentives to directors and officers of the Company pursuant to a Company stock option or stock incentive plan of the Company or (ii) transfers among affiliates (as defined in Securities and Exchange Commission Rule 12b-2) of such Party, family members of such Party or trusts for the benefit of such Party or family members of such Party; or

(c)         sale, transfer or other disposition of Company common stock owned by such Party if such transaction would result in the person or entity acquiring such common stock to Beneficially Own more than 20.0% of the Company’s outstanding common stock immediately after giving effect to such transaction, other than sales, transfers or other dispositions (i) among (A) affiliates (as defined in Securities and Exchange Commission Rule 12b-2) of such Party, (B) family members of such Party or (C) trusts for the benefit of such Party or family members of such Party (such persons listed at (i) (A)‒(C) of this Section 1(c), the “Affiliate Transferrees”); provided that in the case of a sale, transfer or other disposition of the Company common stock owned by such Party to an Affiliate Transferree, any such Affiliate Transferree must, upon the consummation of such sale, transfer or other disposition, execute and deliver to the Company a joinder providing that such Affiliate Transferree shall be bound by and shall fully comply with the terms of this Agreement or (ii) pursuant to a registered underwritten public offering of Company common stock.

Any transfers or purported transfers of Company common stock by a Restricted Party other than as permitted by this Agreement shall be null and void ab initio.  As used in this Agreement, the term “Beneficially Own” and correlative terms shall have the meaning ascribed to such term in Section 13(d) of the Exchange Act and rules promulgated thereunder.

2.           Legend.  Any certificate representing Company common stock issued to a Restricted Party after the date of this Agreement and during the Standstill Period shall be stamped or otherwise imprinted with a legend in substantially the following form:

“The shares represented by this certificate are subject to the provisions contained in the Standstill and Voting Agreement, dated as of October 9, 2020, by and among the stockholders of Zoom Telephonics, Inc. party thereto and Zoom Telephonics, Inc., as may be amended, modified or supplemented from time to time.”

The Company shall include the foregoing legend in any notice delivered during the Standstill Period to a Restricted Party that is a holder of Company common stock issued in uncertificated form pursuant to Section 151 of the General Corporation Law of the State of Delaware and shall otherwise make customary arrangements to cause any Company common stock issued to a Restricted Party in uncertificated form to be identified on the books of the Company in a substantially similar manner.

3.          The Standstill Period.  As used in this Agreement, the term “Standstill Period” shall mean, with respect to the Restricted Parties, the period of time from the completion of the Purchase Transaction through the earlier of: (i) such time as the Restricted Parties Beneficially Owns less than 45.0% of the outstanding common stock of the Company, and (ii) the third  anniversary of the date of this Agreement.  This Agreement shall be effective only during the Standstill Period and shall terminate at the end of the Standstill Period.

4.           Independent Directors.

(a)       For purposes of this Agreement, (i) “Independent Director” means any member of the Board of Directors of the Company and is an “Independent Director” within the meaning of Rule 5605(a)(2) of the Nasdaq Listing Rules of the Nasdaq Stock Market, and (ii) “Independent Director Approval” means the approval of a committee of the Company’s Board of Directors comprised solely of Independent Directors who are disinterested and independent under Delaware law as to the matters under consideration, and that is duly formed and existing in accordance with the terms of the Company’s certificate of incorporation and bylaws, as in effect on the relevant date.

(b)        During the Standstill Period, the Company and each Restricted Party shall take all necessary actions within their control (including voting or causing to be present at meeting of stockholders of the Company and voted all of the Company common stock held of record or Beneficially Owned by such Restricted Party by virtue of having voting power over such Company common stock) so as to cause the Board of Directors of the Company to consist of at least such number of Independent Directors as shall be one director less than a majority of the total number of directors on the Board of Directors other than during such periods in which there exists a vacancy in the number of Independent Directors provided that, during any such period, commercially reasonable efforts are made to fill such vacancy as promptly as is reasonably practicable under the circumstances.

5.           Specific Performance.  Each of the Parties agrees that it is impossible to measure in money the damages which would accrue by reason of a Party’s failure to perform any of its obligations under this Agreement.  It is agreed that the Parties hereto would be irreparably damaged in the event that this Agreement and would not have an adequate remedy at law were this Agreement not specifically performed.  Accordingly, it is agreed that the Company shall be entitled to an injunction to prevent breaches of this Agreement, and to specific performance of this Agreement and its terms and provisions.  Such actions may be instituted in any competent court of the United States or any state or territory thereof having subject matter jurisdiction thereof.  The Parties waive any requirement for the posting of a bond or other security in respect of any action seeking injunctive relief or specific performance.  A defaulting Party hereunder shall not argue, as a defense to any proceeding for specific performance or injunctive relief, that the Party seeking such relief has an adequate remedy at law.

6.          Remedies Cumulative.  The injunctive and equitable remedies set forth in Section 5 above shall be in addition to any other rights or remedies which the parties may have at law or in equity.  The rights and remedies herein provided are cumulative and none is exclusive of any other.

7.        No Rule of Construction.  The Parties acknowledge that all Parties have read and negotiated the language used in this Agreement.  The Parties agree that, because all Parties  participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this Agreement.

8.           Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.

9.          Amendments and Waivers.  No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the Party who is entitled to assert such breach.  No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.  This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Parties hereto; provided that any such amendment, modification or supplement shall also require Independent Director Approval.

10.        Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior representations, agreements and understandings relating to the subject matter hereof.

11.       Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

12.        Counterparts; Signatures; Section Headings. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.  A facsimile or electronic signature shall bind the signatory in the same way that an original signature would bind the signatory.  The headings of each section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of the date first written above.

ZOOM TELEPHONICS, INC.

By:	/s/ Jacquelyn Barry Hamilton
	Name:	Jacquelyn Barry Hamilton
	Title:	Chief Financial Officer

ZULU HOLDINGS LLC

By:	/s/ Jeremy P. Hitchcock
Name:
Title:

/s/ Jeremy P. Hitchcock
Jeremy P. Hitchcock